Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Norfolk Southern Corporation:

We consent to the use of our reports dated February 15, 2008, with respect to the consolidated balance sheets of Norfolk Southern Corporation as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, included herein and to the reference to our firm under the heading "Experts" in the registration statement. Our report on the consolidated financial statements and related financial statement schedule refers to the adoption by Norfolk Southern Corporation of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007, Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006.

/s/ KPMG LLP

KPMG LLP
Norfolk, Virginia
May 20, 2008